UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2018

SanSal Wellness Holdings, Inc.
(Exact name of registrant as specified in charter)

Nevada	333-191251	99-0375676
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1512 E. Las Olas Blvd., Suite 300, Fort Lauderdale, FL	33301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 722-1300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

As used in this Current Report on Form 8-K, and unless otherwise indicated, the terms “the Company,” “SanSal Wellness,” “we,” “us” and “our” refer to SanSal Wellness Holdings, Inc. and its subsidiary.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Dave Smith as Chief Operating Officer

On October 22, 2018, the Company issued a press release announcing that it had appointed Dave Smith to the newly created position of Chief Operating Officer, effective September 24, 2018. A copy of that press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Dave Smith, 63, over an almost 40-year career, has held various executive management positions in marketing, sales, operations, and business development. Prior to joining SanSal Wellness, he was President of Inter-Continental Cigar Corporation, distributor of Al Capone Cigarillos, the #1 premium cigarillo in the U.S., from 2011 to 2018.

From 2008 to 2011, Mr. Smith was President of JDS Consumer Solutions, a Florida-based consumer and customer sales and marketing solutions provider. From 2006 to 2008, he was Chief Operating Officer of Pantheon Chemical, an Arizona-based “green” chemical company. From 2002 to2006, he was Senior Vice President and subsequently, Chief Operating Officer of FB Foods Inc., a Florida-based manufacturer of children’s refrigerated meals.

From 1989 to 2001, Mr. Smith held various senior positions with fruit beverage giant Tropicana Products, including Director Business Development-Asia Pacific from 1998 to 2001 (Hong Kong), Commercial Director from 1994 to 1996 (Taiwan), Director Channel Development-Grocery in 1993 (Florida), Director-National Accounts in 1992 (Florida), Southern Division Manager in 1991 (Florida) and Region Manager from 1989 to 1990 (Alabama).

Mr. Smith has also held key positions with other Fortune 500 companies, including Director-Sales and Marketing of The Seagram Company Ltd. from 1996 to1998 and various management positions with The Gillette Company Safety Razor Division from 1981 to1989. He is a veteran of the U.S. Navy (Seabees) and graduate of the University of Alabama at Birmingham.

In connection with his joining the Company as Chief Operating Officer, the Company entered into a three-year employment agreement with Dave Smith in August 2018, effective September 24, 2018. The employment agreement provides for a base salary of $225,000, the ability to be granted an annual bonus of up to $125,000 based on performance criteria set by the board of directors and a grant of 750,000 options under the Company’s 2017 Stock Incentive Plan, 375,000 of which vested on the grant date and the 375,000 balance of which will vest on the six-month anniversary of the grant date. The options are exercisable, to the extent vested, at any time during the ten (10) year period commencing on the date of grant, at an exercise price of $0.36 per share and are otherwise subject to the terms of the 2017 Stock Incentive Plan. The employment agreement also contains customary confidentiality, non-competition and change in control provisions.

The above summary of the Company’s employment agreement with Mr. Smith is qualified in its entirety by reference to the copy of the employment agreements filed as Exhibit 10.1 to this report and incorporated herein by reference.

Option Grants to Other Executive Officers

In August 2018, the Company granted 2,000,000 options under the its 2017 Stock Incentive Plan to each of Alexander M. Salgado and Erduis Sanabria, SanSal Wellness’ Chief Executive Officer and Executive Vice President, respectively. The options vest in three equal installments on the date of grant, on the six-month anniversary of the date of grant and on the first anniversary on the date of grant. The options are exercisable, to the extent vested, at any time during the ten (10) year period commencing on the date of grant, at an exercise price of $0.36 per share and are otherwise subject to the terms of the 2017 Stock Incentive Plan.

Contemporaneously with the grants to Messrs. Salgado and Sanabria, the Company granted to each of Rianna Meyer, its Vice President of Operations and Derek Thomas, its Vice President of Business Development, 200,000 options under the Company’s 2017 Stock Incentive Plan. The options vest in three equal installments on the first, second and third anniversaries of the date of grant. The options are exercisable, to the extent vested, at any time during the ten (10) year period commencing on the date of grant, at an exercise price of $0.36 per share and are otherwise subject to the terms of the 2017 Stock Incentive Plan.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No	Description

10.1	Employment Agreement between the Company and Dave Smith

99.1	Press Release dated October 22, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 22, 2018	SANSAL WELLNESS HOLDINGS, INC.

	By:	/s/ Alexander M. Salgado
Alexander M. Salgado, Chief Executive Officer